Exhibit 99.2

Q4 2018 EARNINGS CALL SCRIPT

MARCH 1, 2019

Ron Bialobrzeski — Atlantic Power Corporation — Director, Finance

[Page 2:  Safe Harbor]

Welcome, and thank you for joining us this morning.  Our results for the three months and year ended December 31, 2018 were issued by press release yesterday afternoon and are available on our website, www.atlanticpower.com, and on EDGAR and SEDAR.  Management’s prepared remarks and the accompanying presentation for today’s call and webcast can be found in the Conference Calls section of our website.  A replay of today’s webcast will be available on our website for a period of one year.  Financial figures that we will be presenting are stated in U.S. dollars and are approximate unless otherwise noted.

Please be advised that this conference call and presentation will contain forward-looking statements.  As discussed in the Company’s Safe Harbor statement on page 2 of today’s presentation, these statements are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our various securities filings.  Actual results may differ materially from such forward-looking statements.

In addition, the financial results in yesterday’s press release and today’s presentation include both GAAP and non-GAAP measures, including Project Adjusted EBITDA.  For reconciliations of this measure to the most directly comparable GAAP financial measure to the extent that they are available without unreasonable effort, please refer to the press release, the Appendix of today’s presentation or our annual report on Form 10-K, all of which are available on our website.

Now I’ll turn the call over to Jim Moore, President and CEO of Atlantic Power.

James J. Moore, Jr. — Atlantic Power Corporation — President & CEO

[Page 3:  Agenda]

Thank you, Ron.   Welcome, everyone, and good morning.  Thank you for joining us today.  With me this morning are Terry Ronan, our CFO; Dan Rorabaugh, our SVP Operations; Joe Cofelice, our EVP Commercial Development; and several other members of the Atlantic Power management team.

The numbers for the fourth quarter and full year are provided in the press release, the presentation and the prepared remarks, which were posted to our website last evening.  Please review those materials.  Instead of reading off those results this morning, I would like to talk about the state of the business in a bit of a year-end review format.  Following my remarks, we will take your questions.

People

This week we announced that Irving Gerstein will retire from the Board at the conclusion of the Annual Meeting this June in Toronto.  Irving has served Atlantic Power with professionalism and grace for nearly fifteen years.  I have really enjoyed working with him and I will miss his presence on the Board.

We also announced that Kevin Howell will become Chairman, assuming that he is re-elected to the Board.  Kevin has extensive power industry experience as an executive, board member and board chair.  Kevin shares our passion for a culture of safety, frugality and servant leadership.

In other people news, we have added two new VP-Commercial Development hires, bringing that group to four including EVP Joe Cofelice.  This group has been focused on extending and restructuring our PPAs.  The OEFC settlement last year was an idea that originated from this group and it led to a good economic result.  More recently this group has led the effort on asset M&A with the South Carolina biomass acquisition and they are continuing to work on other opportunities.  Given our stronger balance sheet, we are now a credible buyer of assets into the hundreds of millions of dollars.  Finding adequate returns is the key.

Balance Sheet

As noted in the financial results release, we repaid $100 million of debt in 2018 and plan to pay off another $86 million in 2019.  We continue to strengthen the balance sheet to provide downside protection and to enhance our ability to play offense on capital allocation.

Capital Allocation

We have slightly more than $190 million of liquidity.  We have had lots of good uses for our excess cash on and off the balance sheet.  Over the past three years we have bought $36 million worth of common shares at an average price of $2.27/share, $23 million of preferred shares at a 38% discount to par, and committed nearly $26 million to the Koma Kulshan and South Carolina acquisitions.  We will continue to rank order the risk/reward from the various uses of capital available to us and then try to do the most rational thing in capital allocation.  We are price-to-value driven so we don’t have any set targets on how much capital to deploy in each bucket.

Company Position

We think we are well positioned now for various economic or industry scenarios.

If we have deflation or a market crash, our PPA revenue will allow us to continue paying down debt.  We would also be able to allocate our capital to assets that would very likely have higher returns than those generally available in today’s low rate/high asset priced market environment.  It would be wrong to cheer for severe market dislocation, but we would be well positioned and driving to work in the mornings with alacrity in that scenario.

If we get a breakout of inflation at some point, then interest rates and discount rates might rise.  That might lower the value of our existing assets.  However, that might be partially offset by higher power prices, should they move up along with inflation.  Higher power prices would improve the re-contracting outlook.  In addition, over time we will have more merchant generation available to sell into markets if there is a pick-up in prices.  Lastly, we have very little interest rate exposure on our debt.

If we get neither deflation nor inflation but rather a continuation of the current environment, we plan to move forward on our path of grinding on costs and debt, operating safely and efficiently and looking opportunistically for cigar butt investments.

Turning from the macro environment to the power sector specifically, if we continue to see aggressive additions of wind and solar to the grid, we are likely to see grid prices rise due to integration costs, resulting in higher prices for end use customers and negative implications for electricity demand.  Our belief is that observers and market participants may be underestimating the integration costs of renewables and the costs of battery storage.  The retirement of nuclear and coal capacity helps the overall supply and demand picture.  The lack of strong capacity markets, however, is not good for natural gas plants.  At some point, however, flexible and clean CCGT plants might see a pick-up in value if intermittent power and battery economics disappoint.  Conversely, any carbon regimes would be helpful to the value of our non-carbon-emitting hydro facilities.  Higher gas prices would likely benefit our hydro facilities as well.

If we see a move to a more balanced approach, our CCGTs would likely benefit.

Our biomass fleet has an attractive remaining PPA life on average (seven years, or more than nine years excluding Williams Lake), so they are a good source of cash flow to continue in the present environment with our debt reduction and growth efforts.

We like our position — in the near term, having ample PPA coverage, and in the longer term, being a potential hedge against inflation and with a fairly balanced portfolio of power technologies.

Growth

After years of internal focus we now are in an improved position with regard to costs and debt and can look more credibly at asset M&A.  Our Koma Kolshun and biomass acquisitions are one result of that positioning.  We are considering other potential acquisitions of various types.  We have nothing to report today but our deal flow and acquisition activities are picking up nicely.

We have done a good job of restructuring our business.  There may be opportunities to merge where those skills would be useful in a combined entity.  We also have a strong operations expertise and that core competency has made us a more confident buyer of biomass plants, as one example.  We are small enough that we can look at more bilateral deals and not chase auctions.  We can also look at deals that are too small to move the needle at bigger public companies.

All in all we are confident but not complacent about our financial, operational and strategic positioning in this market and in scenarios where we see dramatic economic, market or regulatory breaks in one direction or another.

- Q&A -

- Closing Remarks —

We appreciate your ownership and interest in the Company and we look forward to updating you on our progress as it unfolds.  As always, we will remain focused on building and protecting intrinsic value per share in your Company as best we can with a long-term ownership orientation.

Thank you for your interest and participation.  We look forward to updating you on our progress on our first quarter conference call.